UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

POPULAR, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	001-34084	66-0667416
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
209 Muñoz Rivera Avenue Hato Rey, Puerto Rico	00918
(Address of principal executive offices)	(Zip code)

(787) 765-9800

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ⃞

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2018, the Board of Directors (the “Board”) of Popular, Inc. (the “Corporation”) elected Robert Carrady to serve as an independent director of the Corporation. The Board appointed Mr. Carrady as a member of the Risk Management Committee of the Board. Mr. Carrady’s election to the Board and appointment to the Risk Management Committee will become effective as of January 1, 2019.

Mr. Carrady is the President of Caribbean Cinemas, a family-owned business and the largest movie theater chain in the Caribbean, with approximately 570 screens in 68 locations across Puerto Rico, the Dominican Republic and several other Caribbean islands, as well as in Guyana, Panama and Bolivia. Caribbean Cinemas, through its affiliates, manages theatre operations, as well as related film buying, screen advertising and food and game room concessions. It also engages in the construction of certain of the sites in which it operates and leases real estate to third parties as part of its real estate leasing and property management business.  Mr. Carrady has been President of Caribbean Cinemas since 2006.

Banco Popular de Puerto Rico (the “Bank”), the Corporation’s Puerto Rico-based banking subsidiary, has several outstanding loan transactions with Mr. Carrady, his immediate family and entities controlled by them. The Bank proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties. Such transactions have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

The Bank also has entered, as lessee, into various lease agreements with affiliates of Caribbean Cinemas.  One of such agreements leases to the Bank five sites in which it operates automated teller machines (“ATMs”).  This lease agreement currently provides for an aggregate annual payment of approximately $36,000 and an additional monthly fee based on the number of transactions. It expires on June 2019 and is renewable at the Bank’s option for an additional five-year term. The Bank also leases from a separate Caribbean Cinema affiliate the premises on which it currently operates its St. Croix branch. This lease agreement provides for an annual base rent payment of approximately $176,000. It will expire the earlier of February 2020 and the completion of the building to which the Bank plans to relocate this branch pursuant to a land lease agreement between the parties.  Separately, a third Caribbean Cinemas affiliate rents from the Bank a property in which it operates a movie theater. This 20-year lease agreement was entered into on September 2006, has two five-year renewal options and provides for an annual base rent payment which currently is $155,000 plus overage charges.

Mr. Carrady will receive compensation as a non-employee director in accordance with the Corporation’s non-employee director compensation practices as in effect from time to time.

There are no arrangements or understandings between Mr. Carrady and any other person under which Mr. Carrady was appointed as a director of the Corporation.

Item 8.01. Other Events.

On December 17, 2018, the Corporation issued a press release announcing the election of Robert Carrady as a director of the Corporation. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

The following exhibit shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

99.1      Press release dated December 17, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPULAR, INC. (Registrant)

Date: December 17, 2018	By:	/s/ Javier D. Ferrer
Javier D. Ferrer
Executive Vice President, General Counsel and Secretary